Exhibit 99.1

October 26, 2016

A. O. Smith reports strong net earnings growth on nine percent increase in sales

Milwaukee, Wis.—Water technology company A. O. Smith Corporation (NYSE-AOS) today announced third quarter net earnings of $83.2 million or $0.47 per share on record third quarter sales of $683.9 million. Third quarter 2016 net earnings improved 13 percent from the $73.6 million earned the previous year.

Increased volumes of residential and commercial water heaters in the U.S. and continued strong demand for the company’s water heating and water treatment products in China drove sales in the third quarter nine percent higher compared with sales of $625.1 million during the same period in 2015. Sales increased 11 percent when adjusted for the impact from the stronger U.S. dollar against the Chinese and Canadian currencies.

“A. O. Smith delivered record sales and strong earnings increases thanks to our global growth strategy,” commented Ajita Rajendra, chairman and chief executive officer.

“Our acquisition of Aquasana, a residential water treatment company based in the U.S., in August added $6.2 million to third quarter revenues,” Rajendra continued. “We are enthusiastic about the opportunities Aquasana brings us in the U.S. and China residential water treatment markets.”

North America segment

Third quarter sales for the North America segment, which includes U.S. and Canadian water heaters, boilers and water treatment products, increased eight percent to $450.8 million compared with third quarter 2015 sales of $417.4 million. The increase in sales was primarily due to higher volumes of residential and commercial water heaters in the United States. The acquisition of Aquasana on Aug. 8 added $6.2 million of water treatment sales to the company’s North America segment.

Segment operating earnings of $100.5 million were 11 percent higher than the $90.5 million segment operating earnings in the third quarter of the previous year, primarily due to higher volumes in the U.S. As a result of higher volumes, third quarter 2016 operating margin of 22.3 percent was higher than the third quarter 2015 operating margin of 21.7 percent.

Rest of World segment

Rest of World sales, which is primarily comprised of China, Europe and India, improved 11 percent in the third quarter of 2016 to $240.3 million. Sales of A. O. Smith branded water heaters and water treatment products in China increased 11 percent in U.S. dollars and 17 percent in local currency.

Operating earnings increased 14 percent to $31.1 million compared with the third quarter of the previous year. The impact to profits from higher sales was partially offset by increased selling, general and administrative (SG&A) expenses in China. Higher selling costs in China to support expansion in tier two and tier three cities and higher advertising costs to promote the company’s products in China during the Summer Olympic Games and European football championship were the primary drivers of higher segment SG&A expenses. Segment operating earnings were negatively impacted by approximately $2 million due to China currency translation. Third quarter operating margin of 12.9 percent was slightly higher than 12.6 percent experienced one year ago.

Share Repurchase and Other Items

Through the first nine months of 2016, the company repurchased approximately 1.3 million shares of common stock at a total cost of $100 million. The company completed a two-for-one stock split in early October. Adjusting for the split, approximately 2.6 million shares remained on the existing discretionary repurchase authority as of Sept. 30. The company expects to spend approximately $135 million in 2016 on share repurchases.

Total debt as of Sept. 30 was $336.2 million, resulting in leverage of 18.1 percent as measured by the ratio of total debt to total capital. Cash and investments, located outside the U. S., totaled $678.8 million at the end of the quarter. Cash provided by operations during the first nine months of 2016 was $263.6 million.

Primarily as a result of strong cash flow generation and escalating Pension Benefit Guaranty Corporation (PBCG) premiums, the company made a $30.0 million voluntary contribution to its pension plan during the third quarter.

The effective tax rate in the third quarter was 29.7 percent, lower than the 31.3 percent rate experienced in the year ago period and was consistent with company projections.

2016 Outlook

“We continue to have confidence in our growth strategy. As a result of continued strong performance in China and in North America, we are increasing the company’s guidance for 2016,” Rajendra noted. “We believe A. O. Smith Corporation will achieve full-year earnings of between $1.81 and $1.83 per share.”

A. O. Smith will broadcast a live conference call at 10:00 a.m. (Eastern Daylight Time) today. The call can be heard on the company’s web site, www.aosmith.com. An audio replay of the call will be available on the company’s web site after the live event.

Forward-looking statements

This release contains statements that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “guidance” or words of similar meaning. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following: a further slowdown in the growth rate of the Chinese economy and/or a decline in the growth rate of consumer spending in China; potential weakening in the high efficiency boiler segment in the U.S.; significant volatility in raw material prices; inability for the company to implement or maintain pricing actions; potential weakening in U.S. residential or commercial construction or instability in the company’s replacement markets; uncertain costs, savings and timeframes associated with the company’s implementation of the new enterprise resource planning system; foreign currency fluctuations; the company’s ability to execute its acquisition strategy; competitive pressures on the company’s businesses; and adverse general economic conditions and capital market deterioration. Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

A. O. Smith Corporation, with headquarters in Milwaukee, Wis., is a global leader applying innovative technology and energy-efficient solutions to products manufactured and marketed worldwide. The company is one of the world’s leading manufacturers of residential and commercial water heating equipment, as well as a manufacturer of water treatment products. For more information visit www.aosmith.com.

A. O. SMITH CORPORATION

Statement of Earnings

(condensed consolidated financial statements -

dollars in millions, except share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net sales	$683.9	$625.1	$1,987.8	$1,897.1
Cost of products sold	400.6	369.5	1,158.1	1,149.9

Gross profit	283.3	255.6	829.7	747.2

Selling, general and administrative expenses	164.7	149.0	484.1	455.6
Interest expense	2.1	1.6	5.7	6.0
Other income	(1.9)	(2.2)	(6.2)	(7.6)

Earnings before provision for income taxes	118.4	107.2	346.1	293.2
Provision for income taxes	35.2	33.6	102.3	90.1

Net earnings	$83.2	$73.6	$243.8	$203.1

Diluted earnings per share of common stock	$0.47	$0.41	$1.38	$1.13

Average common shares outstanding (000’s omitted)	176,548	178,739	177,117	179,569

A. O. SMITH CORPORATION

Balance Sheet

(dollars in millions)

	(unaudited) September 30, 2016	December 31, 2015
ASSETS:

Cash and cash equivalents	$269.3	$323.6
Marketable securities	409.5	321.6
Receivables	517.3	501.4
Inventories	258.6	222.9
Other current assets	52.9	45.9

Total Current Assets	1,507.6	1,415.4

Net property, plant and equipment	458.4	442.7
Goodwill and other intangibles	803.6	711.9
Other assets	54.8	59.2

Total Assets	$2,824.4	$2,629.2

LIABILITIES AND STOCKHOLDERS’ EQUITY:

Trade payables	$455.8	$424.9
Accrued payroll and benefits	76.8	81.6
Accrued liabilities	97.6	90.1
Product warranties	44.6	43.7
Debt due within one year	7.3	12.9

Total Current Liabilities	682.1	653.2

Long-term debt	328.9	236.1
Pension liabilities	95.2	134.2
Other liabilities	192.6	163.4
Stockholders’ equity	1,525.6	1,442.3

Total Liabilities and Stockholders’ Equity	$2,824.4	$2,629.2

A. O. SMITH CORPORATION

Statement of Cash Flows

(dollars in millions)

(unaudited)

	Nine Months Ended September 30,
	2016	2015
Operating Activities
Net earnings	$243.8	$203.1
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation & amortization	48.7	47.3
Pension (income) expense	(4.8)	0.1
Stock based compensation expense	8.1	7.8
Net changes in operating assets and liabilities, net of acquisitions:
Current assets and liabilities	(23.5)	(6.4)
Noncurrent assets and liabilities	(7.8)	(13.8)

Cash Provided by Operating Activities - continuing operations	264.5	238.1
Cash Used in Operating Activities - discontinued operations	(0.9)	(1.0)

Cash Provided by Operating Activities	263.6	237.1

Investing Activities
Capital expenditures	(58.7)	(53.1)
Acquisitions	(90.5)	—
Investment in marketable securities	(415.5)	(322.2)
Net proceeds from sale of marketable securities	318.2	213.8

Cash Used in Investing Activities	(246.5)	(161.5)

Financing Activities
Term debt (repaid) incurred	(13.2)	61.7
Debt incurred (repaid)	99.7	(22.4)
Common stock repurchases	(100.2)	(104.3)
Net proceeds from stock option activity	5.5	3.8
Dividends paid	(63.2)	(50.9)

Cash Used In Financing Activities	(71.4)	(112.1)

Net decrease in cash and cash equivalents	(54.3)	(36.5)
Cash and cash equivalents - beginning of period	323.6	319.4

Cash and Cash Equivalents - End of Period	$269.3	$282.9

A. O. SMITH CORPORATION

Business Segments

(dollars in millions)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net sales
North America	$450.8	$417.4	$1,307.5	$1,289.3
Rest of World	240.3	217.1	697.6	634.3
Inter-segment sales	(7.2)	(9.4)	(17.3)	(26.5)

	$683.9	$625.1	$1,987.8	$1,897.1

Earnings
North America	$100.5	$90.5	$296.5	$247.7
Rest of World	31.1	27.4	90.9	84.5

	131.6	117.9	387.4	332.2

Corporate expense	(11.1)	(9.1)	(35.6)	(33.0)
Interest expense	(2.1)	(1.6)	(5.7)	(6.0)

Earnings before income taxes	118.4	107.2	346.1	293.2

Tax provision	35.2	33.6	102.3	90.1

Net earnings	$83.2	$73.6	$243.8	$203.1